EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Retirement Plan Committee of the Board of Directors
Western Digital Corporation 401(K) Plan:
We consent to the incorporation by reference in the Registration Statement (No. 33-56128) on Form S-8 of Western Digital Corporation 401(k) Plan of our report dated December 9, 2005, with respect to the statements of net assets available for Plan benefits of Western Digital Corporation 401(k) Plan as of June 30, 2005 and 2004 and the related statements of changes in net assets available for Plan benefits for the years then ended and related supplemental schedule, which report appears in the June 30, 2005 annual report on Form 11-K of Western Digital Corporation 401(k) Plan.

KPMG LLP

Los Angeles, California
December 16, 2005

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